As filed with the Securities and Exchange Commission on September 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Science and Engineering, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2240991 (I.R.S. employer identification no.)

829 Middlesex Turnpike

Billerica, Massachusetts 01821

(Address of principal executive offices)

American Science and Engineering, Inc. 2014 Equity and Incentive Plan

(Full title of the plan)

Michael J. Muscatello
Vice President, General Counsel and Secretary
American Science and Engineering, Inc.
829 Middlesex Turnpike

Billerica, Massachusetts
(Name and address of agent for service)

(978) 262-8700

(Telephone number, including area code, of agent for services)

Copies to:

Robert W. Sweet, Jr., Esq.
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210
Telephone: (617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.6666 par value	525,000	(1)(2)	$57.65	(3)	$30,266,250	$3,898.29

(1)         Represents shares of the Registrant’s common stock issuable pursuant to awards that may be granted after the effectiveness of this Registration Statement under the American Science and Engineering, Inc. 2014 Equity and Incentive Plan (the “Plan”).

(2)         Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any reorganization, reclassification, stock dividend, stock split, reverse stock split, or any similar change in the Registrant’s capitalization effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(3)         The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the Registrant’s Common Stock as quoted on the Nasdaq Global Select Market on August 29, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by American Science and Engineering, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

a)             The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed by the Company with the Commission on June 6, 2014;

b)             (i) The Current Reports on Form 8-K filed by the Company with the Commission on each of April 3, 2014 and June 23, 2014; and (ii) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed by the Company with the Commission on July 31, 2014; and

c)              The description of the Common Stock contained in the Company’s registration statement on Form 8-A, filed by the Company with the Securities and Exchange Commission on April 18, 2008.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

American Science and Engineering, Inc.

829 Middlesex Turnpike

Billerica, MA 01821

Attention:  Chief Financial Officer
Telephone: (978) 262-8700

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws (the “MBCA”) authorizes a Massachusetts corporation to set forth in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; but the provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under section 6.40 of the MBCA, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 8.51(a) of the MBCA provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(i) he conducted himself in good faith; (ii) he reasonably believe that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or (2) he engaged in conduct for which he shall not be liable under an authorized provision of the corporation’s articles of organization. The Company has provided for director indemnification in its articles of organization and bylaws.

Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.54 of the MBCA provides for court-ordered indemnification of directors and for the related advancement of expenses.

Section 8.56(a) of the MBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. As noted below, the Company has provided for officer indemnification in its bylaws.

The Company’s articles of organization include a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section sixty-one or sixty-two of chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s bylaws provide that any person serving or who has served as a director or officer of the Company, or at its request as a director, trustee or officer of any corporation, association, trust or firm in which the Company is interested or of which it shall be a creditor, shall be indemnified by the Company against expenses actually incurred by him in connection with any civil action, suite or proceeding to which such person may be made a party, or with which such personal shall be threatened, by reason of any alleged act or failure to act in his present or former capacity as a director or officer of the Company or as a director, trustee or officer of such affiliated corporation, association, trust or firm.  For this purpose, the term “expenses” shall include the amount of any judgment, decree, or settlement for which he may have become liable and all expenses incurred by him including reasonable attorney’s fees, in connection with the defense or reasonable settlement of such action, suit or proceeding or any appeal therein.  No such person shall have the right to indemnification, however, in relation to any matter as to which such person shall have been finally adjudged in any legal proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.  In the event of any settlement of any action, suit or proceeding the right to such indemnification shall be limited to matters as to which the Company is advised by independent counsel (who may be regular counsel for the Company) that such settlement is reasonable and that such person has acted in good faith in the reasonable belief that his action was in the best interests of the Company.  The right of indemnification contained in the Company’s bylaws are not to be deemed exclusive, are in addition to any other right which such person may have or obtain, and shall accrue to the estate of such person.

As permitted by Section 8.57 of the MBCA, the Company maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers of the Company (or for their services to other entities, at the request of the Company) and reimburses the Company for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit		Filed with this Registration	Incorporated by Reference
No.	Description	Statement	Form	Filing Date	Exhibit No.
3.1	Restated Articles of Organization of the Company, as amended, including Certificate of Designation, Preferences, and Rights of Preferred Stock of the Company, dated April 16, 2008		10-K	June 9, 2010	3.1

3.2	Amended and Restated Bylaws of the Company		8-K	September 6, 2013	3.2

4.1	Specimen certificate for common stock of American Science and Engineering, Inc.		Form S-7	May 25, 1976	2(a)(i)

4.2	Rights Agreement, dated April 17, 2008, between the Company and American Stock Transfer & Trust Company		8-A12B	April 18, 2008	4.1

4.3	American Science and Engineering, Inc. 2014 Equity and Incentive Plan		Schedule 14A	July 29, 2014	Appendix A

5.1	Opinion of Foley Hoag LLP	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1)	X

24.1	Power of attorney (contained on the signature page of this registration statement)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Massachusetts, as of September 8, 2014.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:	/s/Charles P. Dougherty
Charles P. Dougherty
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Charles P. Dougherty and Kenneth J. Galaznik as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Charles P. Dougherty	President and Chief Executive Officer, Director (Principal Executive Officer)	September 8, 2014
Charles P. Dougherty

/s/Kenneth J. Galaznik	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 8, 2014
Kenneth J. Galaznik

/s/Denis R. Brown	Director	September 8, 2014
Denis R. Brown

/s/Hamilton W. Helmer	Director	September 8, 2014
Hamilton W. Helmer, Ph.D.

/s/Don R. Kania	Director	September 8, 2014
Don R. Kania

/s/Robert N. Shaddock	Director	September 8, 2014
Robert N. Shaddock

/s/Mark S. Thompson	Director	September 8, 2014
Mark S. Thompson, Ph.D.

/s/Jennifer L. Vogel	Director	September 8, 2014
Jennifer L. Vogel

EXHIBIT INDEX

Exhibit Number	Description

3.1

Restated Articles of Organization of the Company, as amended, including Certificate of Designation, Preferences, and Rights of Preferred Stock of the Company, dated April 16, 2008 (filed as Exhibit 3.1 to the Company’s filing on Form 10-K dated June 9, 2010 and incorporated here by reference).

3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 6, 2013).
4.1	Specimen certificate for common stock of American Science and Engineering, Inc. (filed as Exhibit 2(a)(i) to the Company’s Form S-7 on May 25, 1976 and incorporated herein by reference).
4.2

Rights Agreement, dated April 17, 2008, between the Company and American Stock Transfer & Trust Company (filed as Exhibit 4.1 to the Company’s filing on Form 8-A12B on April 18, 2008 and incorporated herein by reference).

4.3	American Science and Engineering, Inc. 2014 Equity and Incentive Plan (filed as Appendix A to the Company’s filing on Schedule 14A on July 29, 2014 and incorporated herein by reference).
5.1	Legal Opinion of Foley Hoag LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page of this registration statement)